Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAXPOINT INTERACTIVE, INC.

MaxPoint Interactive, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), hereby adopts this Seventh Amended and Restated Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

1.                                      The name of the Corporation is MaxPoint Interactive, Inc.

2.                                      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 13, 2006.

3.                                      This Seventh Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Certificate of Incorporation, was duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to the provisions of Section 228 of the DGCL, and written notice pursuant to Section 228 of the DGCL has been given to those stockholders whose written consent has not been obtained.

4.                                      The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

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ARTICLE I

The name of this corporation is MaxPoint Interactive, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Immediately upon the filing of this Seventh Amended and Restated Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware (the “Effective

Time”), (i) each share of Common Stock outstanding immediately prior to the Effective Time (the “Issued Common Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into two shares of Common Stock; (ii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (the “Issued Series A Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into two shares of Series A Preferred Stock; (iii) each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (the “Issued Series B Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into two shares of Series B Preferred Stock; (iv) each share of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Issued Series C Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into two shares of Series C Preferred Stock; (v) each share of Series D Preferred Stock outstanding immediately prior to the Effective Time (the “Issued Series D Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into two shares of Series D Preferred Stock.  The Issued Common Stock, the Issued Series A Preferred Stock, the Issued Series B Preferred Stock, the Issued Series C Preferred Stock, and the Issued Series D Preferred Stock shall collectively be referred to as the “Issued Stock.” Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Issued Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificate,” whether one or more) representing the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, into which and for which the shares of Issued Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent only a right to receive New Certificates pursuant to the provisions hereof.

A.                                    This Corporation is authorized to issue two classes of stock to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of capital stock that the Corporation is authorized to issue is seventy-three million nine hundred three thousand two hundred fifty-two (73,903,252) shares, of which forty-four million (44,000,000) shares will be Common Stock and twenty-nine million nine hundred three thousand two hundred fifty-two (29,903,252) shares will be Preferred Stock.  The Preferred Stock shall have a par value of $0.00005 per share and the Common Stock shall have a par value of $0.00005 per share.

B.                                    Four million nine hundred seventy-three thousand fourteen (4,973,014) shares of the authorized shares of Preferred Stock are designated Series A Preferred Stock (the “Series A Preferred”), seven million two hundred ninety-eight thousand seven hundred thirty-six (7,298,736) shares of authorized shares of Preferred Stock are designated Series B Preferred Stock (the “Series B Preferred”), ten million eight hundred thirteen thousand two (10,813,002) shares of authorized shares of Preferred Stock are designated Series C Preferred Stock (the “Series C Preferred”) and six million eight hundred eighteen thousand five hundred (6,818,500) shares of authorized shares of Preferred Stock are designated Series D Preferred Stock (the “Series D Preferred”).  The Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred shall hereinafter collectively be referred to as the “Designated Preferred

Stock” and the Series A Preferred, the Series B Preferred and the Series C Preferred shall hereinafter collectively be referred to as the “Junior Preferred Stock”.

C.                                    Rights, Preferences and Privileges of Capital Stock.  The rights, preferences, privileges and restrictions granted to or imposed on the Designated Preferred Stock are as follows:

1.                                           Dividend Rights.

(a)                                 Each issued and outstanding share of the Series D Preferred shall entitle the holder of record thereof to receive non-cumulative dividends in preference to any dividend on the Junior Preferred Stock or the Common Stock at the rate of eight percent (8%) of the Original Issue Price (as defined below) of the Series D Preferred per annum, prior and in preference to the payment of any dividend or other distribution upon the Junior Preferred Stock or the Common Stock, only when, as and if declared by the Board of Directors of the Corporation (the “Board”).  Payment of any dividends to the holders of the Series D Preferred shall be on a pro rata basis.

(b)                                 If, after all dividends in the full preferential amount specified above for the Series D Preferred have been paid or declared and set apart in any fiscal year of the Corporation, each issued and outstanding share of Junior Preferred Stock shall entitle the holder of record thereof to receive non-cumulative dividends in preference to any dividend on the Common Stock at the rate of eight percent (8%) of the respective Original Issue Prices of each series of Junior Preferred Stock per annum, prior and in preference to the payment of any dividend or other distribution upon the Common Stock, only when, as and if declared by the Board.  Payment of any dividends to the holders of Junior Preferred Stock shall be on pro rata basis.

(c)                                  If, after all dividends in the full preferential amount specified above for the Designated Preferred Stock have been paid or declared and set apart in any fiscal year of the Corporation, the Board shall, subject to Section C.5.d below, declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared pro rata on the Common Stock and the Designated Preferred Stock, treating the Designated Preferred Stock on an as-converted basis as described in Section C.4 below.

2.                                           Liquidation Preference.  In the event of a Liquidation Event (as defined below) whether voluntary or involuntary, distributions or payments to the stockholders of the Corporation shall be made in the following manner:

(a)                                 The holders of Designated Preferred Stock shall be entitled to receive on a pari passu basis, before any distribution or payment shall be made to the holders of Common Stock, an amount per share equal to the applicable Original Issue Price for such series of Designated Preferred Stock, as adjusted to reflect stock splits, consolidations, stock dividends, combinations, consolidations, recapitalizations and the like (the “Liquidation Preference”), plus all declared but unpaid dividends on such shares.  If the assets and funds of the Corporation legally available for distribution to the holders of Designated Preferred Stock are insufficient to make payment in full to the holders of Designated Preferred Stock of the applicable Liquidation Preference, then the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Designated Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be entitled, plus all declared and unpaid dividends.

(b)                                 After payment to the holders of Designated Preferred Stock specified in Section C.2(a) above has been made in full, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to holders of the Common Stock on a pro rata basis.

(c)                                  For purposes hereof, a “Liquidation Event” shall mean (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; (iii) the exclusive license of all or substantially all of the Corporation’s intellectual property (each of (i), (ii) and (iii), a “Change of Control”); or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.  The right to receive the Liquidation Preference may not be waived without approval of the holders of a majority of the Designated Preferred Stock, voting together as a single class on an as-converted basis, including the holders of at least sixty-seven percent (67%) of the then-outstanding shares of Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class on an as-converted basis.

(d)                                 If any distribution made pursuant to this subsection C.2 consists of assets or consideration other than cash, then the value of such assets or consideration shall be the fair market value as determined by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred), except that any publicly-traded securities to be distributed to the stockholders of the Corporation in connection with a Liquidation Event shall (unless otherwise specified in a definitive agreement approved by the stockholders) be valued as follows:

(i)                               if the securities are traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange based on a formula approved by the Board of Directors (including the directors appointed solely by the holders of the Series B Preferred and Series C Preferred); or

(ii)                           if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities based on a formula approved by the Board of Directors (including the directors appointed solely by the holders of the Series B Preferred and Series C Preferred).

3.                                           Voting Rights.

(a)                                 Designated Preferred Stock.  The Designated Preferred Stock shall vote together with the Common Stock and not as a separate class except as specifically provided herein or as otherwise required by law.  Each share of Designated Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Designated Preferred Stock as of the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Holders of Designated Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Designated Preferred Stock held by each holder could be converted), shall be disregarded.

(b)                                 Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(c)                                  Election of Directors.

(i)                               The authorized number of directors of the Corporation shall be set forth in the Bylaws of the Corporation and may be increased by a duly authorized resolution of the Board of Directors of the Corporation in accordance with the Bylaws, but may only be decreased with the vote of a majority of the outstanding shares of such class or series that is entitled to elect the director whose seat is to be eliminated in connection with such reduction.  The following provisions shall apply to the election of the Corporation’s Board of Directors:

(1)                                 So long as not fewer than two million nine hundred thousand (2,900,000) shares of Series B Preferred remain outstanding (subject to adjustment to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like), the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(2)                                 So long as not fewer than one million six hundred sixty thousand (1,660,000) shares of Series C Preferred remain outstanding (subject to adjustment to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like), the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(3)                                 The holders of Common Stock, voting as a separate

class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Common Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(4)                                 The holders of Common Stock and Designated Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors

(ii)                           No Person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iii)                       During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(iv)                        At any meeting held for the purpose of electing directors that is duly convened pursuant to the Corporation’s Seventh Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and Sections 211, 222 and 228 of the General Corporation Law, (i) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series C Preferred then outstanding on an as-if-converted to Common Stock basis shall constitute a quorum of the Series C Preferred for the election of directors to be elected solely by the holders of the Series C Preferred; (ii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series B Preferred then outstanding on an as-if-converted to Common Stock basis shall continue a quorum of the Series B Preferred for the election of directors to be elected solely by the holders of the Series B Preferred; (iii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Common Stock then outstanding shall constitute a quorum of such Preferred Stock for the election of directors to be elected solely by the holders of the Common Stock; and (iv) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of the Common Stock and the Designated Preferred Stock then outstanding on an as-if-converted to Common Stock basis, shall constitute a quorum of such stock for the election of directors to be elected jointly by the holders of the Common Stock and Designated Preferred Stock.

(d)                                 Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the capital stock of the Corporation (voting together as a class on an as-converted to Common Stock basis).

4.                                           Conversion.  The holders of Designated Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Optional Conversion:  Each holder of Designated Preferred Stock may, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder’s shares of Designated Preferred Stock into shares of Common Stock of the Corporation, without the payment of any additional consideration by the holder thereof.  Each share of Designated Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock as will be determined by dividing its respective Original Issue Price (as defined below) by the applicable Conversion Price in effect at the time of the conversion.  The Original Series A Issue Price shall be $0.291 and the Original Series A Conversion Price shall be $0.291(the “Original Series A Conversion Price”), subject to adjustment as provided below.  The Original Series B Issue Price shall be $0.423275 and the Original Series B Conversion Price shall be $0.423275 (the “Original Series B Conversion Price”), subject to adjustment as provided below.  The Original Series C Issue Price shall be $0.73985 and the Original Series C Conversion Price shall be $0.73985 (the “Original Series C Conversion Price”), subject to adjustment as provided below.  The Original Series D Issue Price shall be $1.9066 and the Original Series D Conversion Price shall be $1.9066 (the “Original Series D Conversion Price”), subject to adjustment as provided below.  The Original Series A Issue Price (as may be adjusted from time to time to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like), the Original Series B Issue Price (as may be adjusted from time to time to reflect stock splits, consolidations, stock dividends, combinations, recapitalization and the like), the Original Series C Issue Price (as may be adjusted from time to time to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like) and the Original Series D Issue Price (as may be adjusted from time to time to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like) shall hereinafter collectively be referred to as the “Original Issue Prices.”  The Original Series A Conversion Price, the Original Series B Conversion Price, the Original Series C Conversion Price and the Original Series D Conversion Price shall hereinafter collectively be referred to as the “Conversion Prices.”

(b)                                 Automatic Conversion:  The Designated Preferred Stock shall automatically and immediately be converted into Common Stock at the then applicable conversion rate in the event of either (i) immediately prior to the closing of a firm commitment initial public offering underwritten by an investment banking firm of national standing with aggregate gross offering proceeds to the Corporation (determined after deduction of underwriting discounts and expenses of the offering) of at least Thirty Million Dollars ($30,000,000), at a public offering price of at least $2.21955 per share as adjusted from time to time to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like, after which the Common Stock is listed on the New York Stock Exchange or the NASDAQ Global Market (a “Qualified Public Offering”) or (ii) the election of the holders of (a) with respect to the conversion of the Series A Preferred and Series B Preferred only, a majority of the outstanding shares of Series B Preferred, (b) with respect to the conversion of the Series C Preferred only, a majority of the outstanding shares of Series C Preferred, and (c) with respect to the conversion of the Series D Preferred only, sixty-seven percent (67%) of the outstanding shares of Series D Preferred; provided, however, if such conversion is in connection with an initial public offering of the Company’s Common Stock, the conversion of the Series B Preferred, Series C Preferred and Series D Preferred shall be at the election of the holders of sixty-seven percent (67%) of the outstanding shares of Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class on an as-converted basis.

(c)                                  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Designated Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors.  Before any holder of Designated Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Designated Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other Liquidation Event, the conversion may, at the option of any holder tendering Designated Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall not be deemed to have converted such Designated Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)                                 Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations.

(i)                               The Conversion Prices for each series of Designated Preferred Stock shall be subject to adjustment from time to time as follows:

(1)                                 In the event the Corporation, at any time after the date upon which the Company first issues shares of Series D Preferred, shall issue Additional Stock (as defined below), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then the applicable Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such Additional Stock would purchase at such Conversion Price effective immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this Section C.4(d)(i)(1), the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Designated Preferred Stock and all Convertible Securities (as defined below) had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding options (including those granted pursuant to any Plan, as defined below) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but such calculation shall not include any Additional Stock issuable with respect to shares of Designated Preferred Stock, Convertible Securities, or outstanding options, solely as a result of the adjustment of any Conversion Prices resulting from the issuance of Additional Stock causing such adjustment.  For purposes of this Subsection C.4(d), “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Designated Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(2)                                 No adjustment of any Conversion Price shall be made in an amount less than one one-hundredth of one cent ($0.0001) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, whichever occurs first, and upon such adjustment a Conversion Price shall be rounded up or down to the nearest one one-hundredth of one cent ($0.0001).  Except to the limited extent provided for in Subsections C.4(d)(i)(6)(iii) and C.4(d)(i)(6)(iv), no adjustment of any Conversion Price pursuant to this Subsection C.4(d)(i) shall have the effect of increasing the applicable Conversion Price above such Conversion Price in effect immediately prior to such adjustment.

(3)                                 In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(4)                                 In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred).

(5)                                 In the case of the issuance of Additional Stock for consideration which covers both cash and consideration other than cash, the proportion of such consideration so received, computed as provided in clauses (3) and (4) above, shall be determined in good faith by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred).

(6)                                 In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(i)                                    The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable, but without taking into account potential antidiluting adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV, Subsections C.4(d)(i)(3) and C.4(d)(i)(4)), if any, received or receivable by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(ii)                                The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable, but without taking into account potential antidiluting adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration, if any, received or receivable by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends) plus the minimum additional consideration, if any, to be received by the Corporation upon conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV, Subsections C.4(d)(i)(3) and C.4(d)(i)(4)).

(iii)                            In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv)          Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)           The number of shares of Additional Stock deemed issued, and the consideration deemed paid therefor pursuant to Subsections C.4(d)(i)(6)(i) and C.4(d)(i)(6)(ii), shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsections C.4(d)(i)(6)(iii) or C.4(d)(i)(6)(iv).

(ii)         “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection C.4(d)(i)(6)) by the Corporation, other than Common Stock issued or issuable:

(1)           pursuant to a transaction described in Subsection C.4(d)(iii) below;

(2)           to employees, consultants, officers or directors of the Corporation pursuant to a stock purchase or a stock option plan or agreement approved by the Board (a “Plan”);

(3)           upon conversion of Designated Preferred Stock;

(4)           in a Qualified Public Offering;

(5)           as a dividend or distribution on any Designated Preferred Stock;

(6)           in connection with any transaction for which adjustment is made pursuant to Subsections C.4(e) or C.4(f) hereof approved by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred);

(7)           or deemed issued pursuant to Subsection C.4(d)(i)(6)(v) as a result of a decrease in any Conversion Prices resulting from the operation of Subsection C.4(d);

(8)           in connection with the bone fide acquisition by the Corporation of another company or business approved by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred);

(9)           to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board (including the directors designated solely by the holders of the Series B Preferred and Series C Preferred); or

(10)         to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board (including the directors designated solely by the holders of the Series B Preferred and the Series C Preferred).

(iii)        In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the then applicable Conversion Prices as defined in Section C.4(a) above shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)        In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a combination (by reclassification or otherwise) of the outstanding shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such combination if no record date is fixed), the then applicable Conversion Prices as defined in Section C.4(a) above shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(e)           Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a Liquidation Event or a stock split, subdivision, dividend or stock combination described in Subsection C.4(d)(iii)-(iv) above), provision shall be made so that the holders of Designated Preferred Stock shall thereafter be entitled to receive upon conversion of such Designated Preferred Stock the number of shares of capital stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection C.4(e) with respect to the rights of the holders of Designated Preferred Stock after the recapitalization to the end that the provisions of this Subsection C.4(e) (including adjustment of the applicable Conversion Prices then in effect and the number of shares purchasable upon conversion of Designated Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)            Reorganization.  If at any time or from time to time there shall be a reorganization of the Common Stock other than a Liquidation Event or a stock split, subdivision, dividend or stock combination described in Subsection C.4(d)(6)(iii)-(iv) above), then, as a part of such reorganization, provision shall be made so that the holders of Designated Preferred Stock shall thereafter be entitled to receive upon conversion of the Designated Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation to which such holder of Designated Preferred Stock would have been entitled on such reorganization if the Designated Preferred Stock had converted into shares of Common Stock immediately prior to such reorganization.

(g)           Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Subsection C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Designated Preferred Stock.

(h)           Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Designated Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment.  Any such waiver shall bind all future holders of shares of such series of Designated Preferred Stock.

(i)            Notices of Record Date.  In the event that this Corporation shall propose at any time:

(i)    to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)   to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any Liquidation Event;

then, in connection with each such event, this Corporation shall send to the holders of the Designated Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such dividend or distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Designated Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Designated Preferred Stock, voting as a single class and on an as-converted basis.

(j)            Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.              Protective Provisions.

(a)           In addition to any other rights provided by law, so long as shares of Series B Preferred, Series C Preferred or Series D Preferred are outstanding, the Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of holders of at least sixty-seven percent (67%) of such outstanding shares of the Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class on an as-converted basis:

(i)          amend, repeal or waive any provision of this Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation in a manner that materially or adversely affects the Designated Preferred Stock;

(ii)         authorize, issue, obligate itself to issue, create (by reclassification or otherwise) or designate shares of any series or class of stock having any rights,

preference or priority superior to or on parity with the rights, preference and priority of the Series B Preferred, Series C Preferred or Series D Preferred;

(iii)        increase or decrease the authorized number of shares of Common Stock or the Preferred Stock (or any series thereof);

(iv)        declare or pay any dividends or other distributions on the Common Stock or Preferred Stock;

(v)         alter or change the rights, preferences or privileges of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

(vi)        authorize or consummate a Liquidation Event;

(vii)       reclassify or recapitalize Common Stock or Preferred Stock;

(viii)     create a subsidiary;

(ix)        redeem, retire, purchase or acquire, directly or indirectly, through subsidiaries or otherwise, any capital stock of the Corporation, other than repurchases of shares of common stock from employees or directors of, or consultants to the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment or services;

(x)         acquire all or substantially all of the properties, assets or stock of any other corporation or other entity;

(xi)        increase or decrease the authorized number of directors of the Corporation;

(xii)       increase the number of shares of Common Stock issuable pursuant to any of the Corporation’s stock purchase, incentive compensation, option or similar plans or adopt any new stock purchase, incentive compensation, option or similar plan;

(xiii)     authorize any secured indebtedness or any other indebtedness for borrowed money or guarantee by the Corporation of an amount or obligation in excess of $500,000 in the aggregate;

(xiv)      authorize any contractual obligation in excess of $500,000 (excluding media purchases); or

(xv)       change the percent of the Series B Preferred, Series C Preferred and Series D Preferred required to approve any of the items in this Section C.5.

(b)           In addition to any other rights provided by law, so long as shares of Series D Preferred are outstanding, the Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of holders of greater than fifty percent (50%) of such outstanding shares of Series D Preferred, voting as a separate class:

(i)          increase or decrease the authorized number of shares of Series D Preferred; or

(ii)         alter or change the rights, preferences or privileges of the Series D Preferred so as to affect the Series D Preferred adversely but not so as to affect the Junior Preferred Stock.

ARTICLE V

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which the General Corporation Law permits this Corporation to provide indemnification and advancement of expenses) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others, whether such proceeding is criminal, civil, administrative or investigative.

Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

The indemnification rights provided in this Article VI shall (i) not be deemed exclusive of any other rights to which agents of the Corporation may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) inure to the benefit of the heirs, executors and administrators of such agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI.

The Corporation hereby acknowledges that certain agents of the Corporation may have certain rights to indemnification, advancement of expenses or liability insurance provided by a third-party and certain of its affiliates (collectively, the “Entity Indemnitors”).  The Corporation (i) is the indemnitor of first resort, i.e., its obligations under this Article VI and any other indemnity agreement or provisions (collectively, “Indemnity Arrangements”) are primary, and any obligation of the Entity Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnified agent of the Corporation is secondary and excess, (ii) shall advance the full amount of expenses incurred by such agent of the Corporation and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of such indemnified agent of the Corporation, to the extent legally permitted and as required by any Indemnity Arrangement, without regard to any rights such indemnified agent of the Corporation may have against the Entity Indemnitors, and (iii) irrevocably waives, relinquishes and releases the Entity Indemnitors from any claims against the Entity Indemnitors for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement.  No advancement or indemnification payment by any Entity Indemnitor on behalf of any indemnified agent of the Corporation shall affect the foregoing, and the Entity Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnified agents o against the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VIII

The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XII

If a director of the Corporation is also a partner, member, agent, affiliate or employee of a stockholder that is in the business of investing and reinvesting in other entities (an “Investor”), and in his or her capacity as an Investor, and not as a director or employee of the Corporation, acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Investor and the Corporation and such knowledge did not come from the Corporation, a subsidiary of the Corporation or any officer, director, employee or any other affiliate of the Corporation or a subsidiary of the Corporation (a “Corporate Opportunity”), then: (i) such Corporate Opportunity shall belong to the Investor and not to the Corporation; (ii) the Corporation, to the extent allowed by law, waives any claim that the Investor should have presented the Corporate Opportunity to the Corporation or any of its affiliates; and (iii) such director shall, to the extent permitted by law, be deemed to have fully satisfied and fulfilled his or her fiduciary or other duty or obligation to the Corporation and its stockholders with respect to such Corporate Opportunity, provided that such director acts in good faith.

 [Signature Page Follows]

The undersigned declare under penalty of perjury under the laws of the State of Delaware that the matters set forth herein are true and correct as of their own knowledge.

Dated: October 3, 2012	/s/ Joseph Epperson
Joseph Epperson
President and Chief Executive Officer

SIGNATURE PAGE TO MAXPOINT INTERACTIVE, INC.
SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION